FAM SERIES FUND, INC.

MERCURY LOW DURATION PORTFOLIO

SERIES #13

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
2/11/2005	Cinergy Corp 6.9% 2/16/07	$316,250,000	$1,615,000	Merrill Lynch Goldman Sachs Calyon Securities UBS Investment Bank
2/14/2005	Alltel Communications 4.66% 5/17/07	$1,384,965,000	$2,990,000	Merrill Lynch J P Morgan Banc of America Citigroup Barclays Capital KeyBanc Capital Markets SunTrust Robinson Wachovia Securities